Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-164414 and 333-146300) and on Form S-8 (No. 333-146298) of Energy Transfer Equity, L.P. of our report dated February 15, 2011 relating to the financial statements of Midcontinent Express Pipeline LLC, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
February 17, 2012